Exhibit 10.2

INVESTMENT MANAGEMENT TRUST AGREEMENT

This Agreement is made as of              , 2007 by and between Arcade Acquisition Corp. (the “Company”) and Continental Stock Transfer & Trust Company (“Trustee”).

WHEREAS, the Company’s Registration Statement on Form S-1, No. 333-              (as amended from time to time) (“Registration Statement”), for its initial public offering of securities (“IPO”) has been declared effective as of the date hereof by the Securities and Exchange Commission (“Effective Date”); and

WHEREAS, Morgan Joseph & Co. Inc. is acting as the representative (the “Representative”) of the underwriters in the IPO; and

WHEREAS, the Company has agreed to issue securities in a private placement that will occur immediately prior to the IPO (the “Placement”); and

WHEREAS, as described in the Company’s Registration Statement, and in accordance with the Company’s Certificate of Incorporation, $                  of the proceeds of the IPO, net of all discounts and commissions including the Deferred Compensation (as defined below) and expenses of the IPO ($                  if the underwriters’ over-allotment option is exercised in full), will be delivered to the Trustee to be deposited and held in a trust account (the “Trust Account”) for the benefit of the Company and the holder’s of the Company’s Common Stock, par value $.0001 per share, issued in the IPO as hereinafter provided, and in the event the Units are registered in Colorado, pursuant to Section 11-51-302(6) of the Colorado revised statutes (the “CRS”). A copy of Section 11-51-302(6) of the CRS is attached hereto and made a part hereof; and

WHEREAS, pursuant to the Warrant Purchase Agreement, dated as of                  , 2007, among the Company and certain purchasers, the entire proceeds of the private placement of warrants with the Company’s purchasers, equal to $2,000,000, will be delivered to the Trustee to be deposited in the Trust Account; and

WHEREAS, pursuant to the Underwriting Agreement, an additional $1,000,000, (or the amount specified in the notice delivered pursuant to Section 2(d) hereof), representing a portion of the underwriters’ discount (the “Deferred Compensation”) which the Representative, on behalf of the underwriters, has agreed to deposit into the Trust Account; and

WHEREAS, the amount to be delivered to the Trustee, including the proceeds of the IPO and the private placement and the Deferred Compensation, will be referred to herein as the “Property,” the stockholders for whose benefit the Trustee shall hold the Property will be referred to as the “Public Stockholders;” and the Public Stockholders, the Representative and the Company will be referred to together as the “Beneficiaries;” and the Company and the Trustee desire to enter into this Agreement to set forth the terms and conditions pursuant to which the Trustee shall hold the Property; and

WHEREAS, the Company and the Trustee desire to enter into this Agreement to set forth the terms and conditions pursuant to which the Trustee shall hold the Property;

IT IS AGREED:

1.             Agreements and Covenants of Trustee. The Trustee hereby agrees and covenants to:

(a)           Hold the Property in trust for the Beneficiaries in accordance with the terms of this Agreement, including without limitation, the terms of Section 11-51-302(6) of the CRS, in segregated trust accounts established by the Trustee at JPMorgan Chase N.A. [and at Morgan Stanley];

(b)           Manage, supervise and administer the Trust Account subject to the terms and conditions set forth herein;

(c)           In a timely manner, upon the instruction of the Company, to invest and reinvest the Property in any “Government Security.” As used herein, Government Security means any Treasury Bill issued by the United States, having a maturity of 180 days or less or any open ended investment company selected by the Company and registered under the Investment Company Act of 1940 that holds itself out as a money market fund meeting the conditions of paragraphs (c)(2), (c)(3) and (c)(4) under Rule 2a-7 promulgated under the Investment as determined by the Company;

(d)           Collect and receive, when due, all principal and income arising from the Property, which shall become part of the “Property,” as such term is used herein;

(e)           Notify the Company and the Representative of all communications received by it with respect to any Property requiring action by the Company;

(f)            Supply any necessary information or documents as may be requested by the Company in connection with the Company’s preparation of its tax returns;

(g)           Participate in any plan or proceeding for protecting or enforcing any right or interest arising from the Property if, as and when instructed by the Company and/or the Representative to do so;

(h)           Render to the Company and to the Representative, and to such other person as the Company may instruct, monthly written statements of the activities of and amounts in the Trust Account reflecting all receipts and disbursements of the Trust Account; and

(i)            If there is any income or other tax obligation relating to the income from the Property in the Trust Account as determined by the Company, then, from time to time, at the written instruction of the Company, the Trustee shall promptly, to the extent there is not sufficient cash in the Trust Account to pay such tax obligation, liquidate such assets held in the Trust Account as shall be designated by the Company in writing, and disburse to the Company by wire transfer, out of the Property in the Trust Account, the amount indicated by the Company as owing in respect of such income tax obligation; and

(j)            Commence liquidation of the Trust Account promptly after receipt of and only in accordance with the terms of a letter (“Termination Letter”), in a form substantially similar to that attached hereto as either Exhibit A or Exhibit B, signed on behalf of the Company by its (i) Chief Executive Officer or Chairman of the Board and (ii) Chief Financial Officer and complete the liquidation of the Trust Account and disburse the Property in the Trust Account (which disbursement shall include, in the event of a Business Combination, payment of the Deferred Compensation to the Representative) only as directed in the Termination Letter and the other documents referred to therein; provided, however, that in the event a Termination Letter has not been received by the 24-month anniversary of the effective date of the Registration Statement (the “Last Date”), the Trust Account shall be liquidated in accordance with the procedures set forth in the Termination Letter attached hereto as Exhibit B to the stockholders of record on the Last Date.  In all cases, the Trustee shall provide the Representative with a copy of any Termination Letters and/or any other correspondence that it receives with respect to any proposed withdrawal from the Trust Account promptly after it receives same. The provisions of this Section 1(i) may not be modified, amended or deleted under any circumstances.  The Trustee understands and agrees that, except as provided in paragraphs 1(i), 1(k) and 6(a) hereof, disbursements from the Trust Account shall be made only pursuant to a duly executed Termination Letter, together with the other documents referenced herein; and

(k)           Upon one or more written requests from the Company, which may be given not more than once in any calendar month period, the Trustee shall distribute to the Company interest earned on the Trust Account, net of taxes payable, up to a maximum of $2,000,000. The distributions requested by the Company may be for any amount, provided that (i) in the aggregate, all distributions under this Section 1(k) may not exceed $2,000,000 (subject to the limitation imposed by Section (1)(l) below and (ii) that such distributions may only be made if and to the extent that interest has been earned, net of taxes, on the amount initially deposited into the Trust Account; and

(l)            Permit or effect no distribution from the Trust Account except in accordance with Sections 1(i), 1(j) and 1(k).

2.             Agreements and Covenants of the Company. The Company hereby agrees and covenants to:

(a)           Provide all instructions to the Trustee hereunder in writing, signed by the Company’s Chief Executive Officer, President, Chairman of the Board or Chief Financial Officer. In addition, except with respect to its duties under Section 1(i) above, the Trustee shall be entitled to rely on, and shall be protected in relying on, any verbal or telephonic advice or instruction which it in good faith believes to be given by any one of the persons authorized above to give written instructions, provided that the Company shall promptly confirm such instructions in writing;

(b)           Subject to the provisions of Section 4 hereof, hold the Trustee harmless and indemnify the Trustee from and against any and all expenses, including reasonable counsel fees and disbursements, or loss suffered by the Trustee in connection with any action, suit or other proceeding brought against the Trustee involving any claim, or in connection with any claim or demand which in any way arises out of or relates to this Agreement, the services of the Trustee hereunder, or the Property or any income earned from investment of the Property, except for expenses and losses resulting from the Trustee’s gross negligence or willful misconduct. Promptly after the receipt by the Trustee of notice of demand or claim or the commencement of any action, suit or proceeding, pursuant to which the Trustee intends to seek indemnification under this paragraph, it shall notify the Company in writing of such claim (hereinafter referred to as the “Indemnified Claim”). The Trustee shall have the right to conduct and manage the defense against such Indemnified Claim, provided, that the Trustee shall obtain the consent of the Company with respect to the selection of counsel, which consent shall not be unreasonably withheld. The Trustee may not agree to settle any Indemnified Claim without the prior written consent of the Company. The Company may participate in such action with its own counsel;

(c)           Pay the Trustee an initial acceptance fee, an annual fee and a transaction processing fee for each disbursement made pursuant to Sections 1(i) and 1(k) as set forth on Schedule A hereto, which fees shall be subject to modification by the parties from time to time. It is expressly understood that the Property shall not be used to pay such fees and further agreed that said transaction processing fees shall be deducted by the Trustee from the disbursements made to the Company pursuant to Section 1(k). The Company shall pay the Trustee the initial acceptance fee and first year’s fee at the consummation of the IPO and shall thereafter pay the annual fee on the anniversary of the Effective Date. The Trustee shall refund to the Company the fee (on a pro rata basis) with respect to any period after the liquidation of the Trust Account. The Company shall not be responsible for any other fees or charges of the Trustee except as set forth in this Section 2(c) and as may be provided in Section 2(b) hereof (it being expressly understood that the Property shall not be used to make any payments to the Trustee under such Section);

(d)           Within five business days after the Representative’s over-allotment option (or any unexercised portion thereof) expires or is exercised in full, provide the Trustee notice in writing (with a copy to the Representative) of the total amount of the Deferred Compensation, which shall in no event be less than $1,000,000;

(e)           Provide to the Trustee any letter of intent, agreement in principle or definitive agreement that is executed in connection with a Business Combination, together with a certified copy of a unanimous resolution of the Board of Directors of the Company affirming that such letter of intent, agreement in principle or definitive agreement is in effect; and

(f)            In connection with any vote of the Company’s stockholders regarding a Business Combination, provide to the Trustee an affidavit or certificate of a firm regularly engaged in the business of soliciting proxies and tabulating stockholder votes verifying the vote of the Company’s stockholders regarding such Business Combination.

3.             Limitations of Liability. The Trustee shall have no responsibility or liability to:

(a)           Take any action with respect to the Property, other than as directed in Section 1 hereof and the Trustee shall have no liability to any party except for liability arising out of its own gross negligence or willful misconduct;

(b)           Institute any proceeding for the collection of any principal and income arising from, or institute, appear in or defend any proceeding of any kind with respect to, any of the Property unless and until it shall have received written instructions from the Company given as provided herein to do so and the Company shall have advanced or guaranteed to it funds sufficient to pay any expenses incident thereto;

(c)           Change the investment of any Property, other than in compliance with Section 1(c);

(d)           Refund any depreciation in principal of any Property;

(e)           Assume that the authority of any person designated by the Company or the Representative to give instructions hereunder shall not be continuing unless provided otherwise in such designation, or unless the Company or the Representative shall have delivered a written revocation of such authority to the Trustee;

(f)            The other parties hereto or to anyone else for any action taken or omitted by it, or any action suffered by it to be taken or omitted, in good faith and in the exercise of its own best judgment, except for its gross negligence or willful misconduct. The Trustee may rely conclusively and shall be protected in acting upon any order, notice, demand, certificate, opinion or advice of counsel (including counsel chosen by the Trustee), statement, instrument, report or other paper or document (not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and acceptability of any information therein contained) which is believed by the Trustee, in good faith, to be genuine and to be signed or presented by the proper person or persons. The Trustee shall not be bound by any notice or demand, or any waiver, modification, termination or rescission of this Agreement or any of the terms hereof, unless evidenced by a written instrument delivered to the Trustee signed by the proper party or parties and, if the duties or rights of the Trustee are affected, unless it shall give its prior written consent thereto;

(g)           Verify the correctness of the information set forth in the Registration Statement or to confirm or assure that any acquisition made by the Company or any other action taken by it is as contemplated by the Registration Statement, unless an officer of the Trustee has actual knowledge thereof, written notice of such event is sent to the Trustee or as otherwise required under Section 1(j) hereof;

(h)           Pay any taxes on behalf of the Trust Account (it being expressly understood that, as set forth in Section 1(i), if there is any income tax obligation relating to the income of the Property in the Trust Account, then, at the written instruction of the Company, the Trustee shall disburse to the Company the amount indicated by the Company as owing in respect of such income tax obligation); and

(i)            Verify calculations, qualify or otherwise approve Company requests for distributions pursuant to Section 1(i) or 1(k).

4.             No Right of Set-Off. The Trustee waives any right of set-off or any right, title, interest or claim of any kind that the Trustee may have against the Property held in the Trust Account. In the event that the Trustee has a claim against the Company under this Agreement, including, without limitation, under Section 3(b), the Trustee will pursue such claim solely against the Company and not against the Property held in the Trust Account.

5.             Termination. This Agreement shall terminate as follows:

(a)           If the Trustee gives written notice to the Company that it desires to resign under this Agreement, the Company shall use its reasonable efforts to locate a successor trustee. At such time that the Company notifies the Trustee that a successor trustee has been appointed by the Company and has agreed to become subject to the terms of this Agreement, the Trustee shall transfer the management of the Trust Account to the successor trustee, including but not limited to the transfer of copies of the reports and statements relating to the Trust Account, whereupon this Agreement shall terminate; provided, however, that, in the event that the Company does not locate a successor trustee within ninety days of receipt of the resignation notice from the Trustee, the Trustee may submit an application to have the Property deposited with the United States District Court for the Southern District of New York and upon such deposit, the Trustee shall be immune from any liability whatsoever that arises due to any actions or omissions to act by any party after such deposit; or

(b)           At such time that the Trustee has completed the liquidation of the Trust Account in accordance with the provisions of Section 1(j) hereof, and distributed the Property in accordance with the provisions of the Termination Letter, this Agreement shall terminate except with respect to Section 2(b).

6.             Miscellaneous.

(a)           The Company and the Trustee each acknowledge that the Trustee will follow the security procedures set forth below with respect to funds transferred from the Trust Account. Upon receipt of written instructions, the Trustee will confirm such instructions with an Authorized Individual at an Authorized Telephone Number listed on the attached Exhibit C. The Company and the Trustee will each restrict access to confidential information relating to such security procedures to authorized persons. Each party must notify the other party immediately if it has reason to believe unauthorized persons may have obtained access to such information, or of any change in its authorized personnel. In executing funds transfers, the Trustee will rely upon account numbers or other identifying numbers of a beneficiary, beneficiary’s bank or intermediary bank, rather than names. The Trustee shall not be liable for any loss, liability or expense resulting from any error in an account number or other identifying number, provided it has accurately transmitted the numbers provided.

(b)           This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. It may be executed in several counterparts, each one of which shall constitute an original, and together shall constitute but one instrument.

(c)           This Agreement contains the entire agreement and understanding of the parties hereto with respect to the subject matter hereof. This Agreement or any provision hereof may only be changed, amended or modified by a writing signed by each of the parties hereto; provided, however, that no such change, amendment or modification (other than to correct a typographical or similar technical error) may be made to Sections 1(i), 1(j), 1(k) and 1(l) hereof without the consent of 95% of the Public Stockholders, it being the specific intention of the parties hereto that each Public Stockholder is and shall be a third-party beneficiary of this

Section 6(c) with the same right and power to enforce this Section 6(c) as either of the parties hereto. For purposes of this Section 6(c), the “consent of 95% of the Public Stockholders” shall mean receipt by the Trustee of a certificate from an entity certifying that (i) such entity regularly engages in the business of serving as inspector of elections for companies whose securities are publicly traded, and (ii) either (a) 95% of the Public Stockholders of record as of a record date established in accordance with Section 213(a) of the Delaware General Corporation Law, as amended (the “DGCL”), have voted in favor of such amendment or modification or (b) 95% of the Public Stockholders of record as of a record date established in accordance with Section 213(b) of the DGCL has delivered to such entity a signed writing approving such amendment or modification.

(d)           As to any claim, cross-claim or counterclaim in any way relating to this Agreement, each party waives the right to trial by jury.

(e)           The parties hereto consent to the jurisdiction and venue of any state or federal court located in the City of New York, Borough of Manhattan, for purposes of resolving any disputes hereunder.

(f)            Any notice, consent or request to be given in connection with any of the terms or provisions of this Agreement shall be in writing and shall be sent by express mail or similar private courier service, by certified mail (return receipt requested), by hand delivery or by facsimile transmission:

if to the Trustee, to:

Continental Stock Transfer & Trust Company
17 Battery Place
New York, New York 10004
Attn:  Steve Nelson
Fax No.: (212) 509-4000

if to the Company, to:

Arcade Acquisition Corp.
c/o Arcade Partners, LLC

62 La Salle Road, Suite 304

West Hartford, CT  06107

Phone: 860-236-6320
Attn: John Chapman, Chief Financial Officer

Fax: (860) 236-6325

in either case with a copy to:

Morgan Joseph & Co. Inc.
600 Fifth Avenue, 19th Floor
New York, NY 10020
Attn:  Tina Pappas
Fax No.: (212) 218-3719

and

Kramer Levin Naftalis & Frankel LLP
1177 Avenue of the Americas

New York, New York 10036
Attn:  Christopher Auguste, Esq.
Fax No.: (212) 715- 8000

and

Loeb & Loeb LLP
345 Park Avenue
New York, New York 10154
Attn:  Fran Stoller, Esq.
Fax No.: (212) 407-4990

(g)           This Agreement may not be assigned by the Trustee without the prior written consent of the Company.

(h)           Each of the Trustee and the Company hereby represents that it has the full right and power and has been duly authorized to enter into this Agreement and to perform its respective obligations as contemplated hereunder. The Trustee acknowledges and agrees that it shall not make any claims or proceed against the Trust Account, including by way of set-off, and shall not be entitled to any funds in the Trust Account under any circumstance.

(i)            The Trustee hereby consents to the inclusion of Continental Stock Transfer & Trust Company in the Registration Statement and other materials relating to the IPO.

(j)            The underwriters shall be third party beneficiaries of this Agreement and this Agreement may not be modified or changed without the prior written consent of the Representative.

[Signature page follows]

IN WITNESS WHEREOF, the parties have duly executed this Investment Management Trust Agreement as of the date first written above.

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Trustee

By:
Name:
Title:

ARCADE ACQUISITION CORP.

By:
Name: Jonathan Furer
Title: Chief Executive Officer

SCHEDULE A

Schedule of fees pursuant to Section 2(c) of Investment Management Trust Agreement
between Arcade Acquisition Corp. and Continental Stock Transfer & Trust Company

Fee Item	Time and method of payment	Amount
Initial acceptance fee	Initial closing of IPO by wire transfer	$1,000
Annual fee	First year, initial closing of IPO by wire transfer; thereafter on the anniversary of the effective date of the IPO by wire transfer or check	$3,000
Transaction processing fee for disbursements to Company under Sections 1(i) and 1(k)	Deduction by Trustee from disbursement made to Company under Section 1(k)	$250

Agreed:

Dated:                     , 2007

ARCADE ACQUISITION CORP.

By:
Name: Jonathan Furer
Title: Chief Executive Officer

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:
Name:
Title: Authorized Officer

EXHIBIT A

[Letterhead of Company]

[Insert date]

Continental Stock Transfer
& Trust Company
17 Battery Place
New York, New York 10004
Attn:

Re:          Trust Account No. [               ] Termination Letter

Gentlemen:

Pursuant to Section 1(i) of the Investment Management Trust Agreement between Arcade Acquisition Corp. (“Company”) and Continental Stock Transfer & Trust Company (“Trustee”), dated as of               , 2007 (“Trust Agreement”), this is to advise you that the Company has entered into an agreement (“Business Agreement”) with                        (“Target Business”) to consummate a business combination with Target Business (“Business Combination”) on or about [insert date]. The Company shall notify you at least 48 hours in advance of the actual date of the consummation of the Business Combination (“Consummation Date”) and shall provide you with a certificate or affidavit in accordance with Section 2(f) of the Trust Agreement. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Trust Agreement.

In accordance with the terms of the Trust Agreement, we hereby authorize you to commence liquidation of the Trust Account to the effect that, on the Consummation Date, all of funds held in the Trust Account will be immediately available for transfer to the account or accounts that the Company shall direct on the Consummation Date.

On the Consummation Date (i) counsel for the Company shall deliver to you written notification that (a) the Business Combination has been consummated and [(b) the provisions of Section 11-51-302(6) and Rule 51-3.4 of the CRS have been met,] and (ii) the Company and Morgan Joseph & Co. Inc., as representative of the underwriters of the Company’s IPO (the “Representative”) shall deliver to you joint written instructions with respect to the transfer of the funds held in the Trust Account, including the Deferred Compensation (“Instructions”). You are hereby directed and authorized to transfer the funds, including the Deferred Compensation, held in the Trust Account immediately upon your receipt of the counsel’s letter, evidence of delivery of the Stock Certificates, the Officer’s Certificate and the Instructions, in accordance with the terms of the Instructions. In the event that certain deposits held in the Trust Account may not be liquidated by the Consummation Date without penalty, you will notify the Company and the Representative of the same. Upon the distribution of all the funds in the Trust Account pursuant to the terms hereof, the Trust Agreement shall be terminated.

In the event that the Business Combination is not consummated on the Consummation Date described in the notice thereof and we have not notified you on or before the original Consummation Date of a new Consummation Date, then the funds held in the Trust Account shall be reinvested as provided in the Trust Agreement on the business day immediately following the Consummation Date as set forth in the notice.

Very truly yours,

ARCADE ACQUISITION CORP.

By:
Name:
Title:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:
Name:
Title:

EXHIBIT B

[Letterhead of Company]

[Insert date]

Continental Stock Transfer & Trust Company
17 Battery Place
New York, New York 10004
Attn:

Re:          Trust Account No. [ ] Termination Letter

Gentlemen:

Pursuant to Section 1(j) of the Investment Management Trust Agreement between Arcade Acquisition Corp. (“Company”) and Continental Stock Transfer & Trust Company (“Trustee”), dated as of                  , 2007 (“Trust Agreement”), this is to advise you that the Company has been unable to effect a Business Combination with a Target Company within the time frame specified in the Company’s Certificate of Incorporation, as described in the Company’s prospectus relating to its IPO.

In accordance with the terms of the Trust Agreement, we hereby (a) certify to you that, if applicable, the provisions of Section 11-51-302(6) and Rule 51-3.4 of the Colorado Statute have been met and (b) authorize you, to commence liquidation of the Trust Account as promptly as practicable to the stockholders of record on the Last Date (as defined in the Trust Agreement). The Company will establish a record date for the purposes of determining the stockholders entitled to receive their share of liquidation proceeds. The record date shall be within ten (10) days of the date of this letter or as soon thereafter as is reasonably practicable and legally permissible. You will notify the Company in writing as to when all of the funds in the Trust Account will be available for immediate transfer (“Transfer Date”) in accordance with the terms of the Trust Agreement and the Certificate of Incorporation of the Company. You shall commence distribution of such funds in accordance with the terms of the Trust Agreement and the Certificate of Incorporation of the Company and you shall oversee the distribution of the funds.  Upon the distribution of all the funds in the Trust Account, your obligations under the Trust Agreement shall be terminated.

Very truly yours,

ARCADE ACQUISITION CORP.

By:
Name:
Title:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:
Name:
Title:

Agreed:

Dated:                        , 200

ARCADE ACQUISITION CORP.

By:
Name:
Title:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:
Name:
Title: Authorized Officer

EXHIBIT C

AUTHORIZED INDIVIDUAL(S) FOR TELEPHONE CALL BACK	AUTHORIZED TELEPHONE NUMBER(S)

Company:

Arcade Acquisition Corp.	( )
c/o Arcade Partners, LLC
62 LaSalle Road, Suite 304
West Hartford, Connecticut 06107
Attn: Jonathan Furer, Chief Executive Officer

Trustee:

Continental Stock Transfer & Trust Company 17 Battery Place New York, New York 10004 Attn: Steve Nelson	(212)